Exhibit (e)(14)
Distribution Agreement
Exhibit A
Pacific Select Fund

Portfolio
Small-Cap Growth Portfolio	Health Sciences Portfolio
International Value Portfolio	Mid-Cap Equity Portfolio
(formerly called Mid-Cap Value Portfolio)
Long/Short Large-Cap Portfolio	Large-Cap Growth Portfolio
International Small-Cap Portfolio	International Large-Cap Portfolio
Equity Index Portfolio	Small-Cap Value Portfolio
Small-Cap Index Portfolio	Multi-Strategy Portfolio
Diversified Research Portfolio	Main Street Core Portfolio
Equity Portfolio	Emerging Markets Portfolio
American Funds Growth Portfolio	Money Market Portfolio
American Funds Growth-Income Portfolio	High Yield Bond Portfolio
Large-Cap Value Portfolio	Managed Bond Portfolio
Technology Portfolio	Inflation Managed Portfolio
Short Duration Bond Portfolio	Comstock Portfolio
Floating Rate Loan Portfolio	Mid-Cap Growth Portfolio
Diversified Bond Portfolio	Real Estate Portfolio
Growth LT Portfolio	Small-Cap Equity Portfolio
Focused 30 Portfolio
Effective May 1, 2008, agreed to and accepted by:

PACIFIC SELECT FUND

By:	/s/ Howard T. Hirakawa

Name:	Howard T. Hirakawa
Title:	Vice President

PACIFIC SELECT DISTRIBUTORS, INC.

By:	/s/ Gerald W. Robinson	BY:	/s/ Audrey L. Milfs

Name:	Gerald W. Robinson	Name:	Audrey L. Milfs
Title:	Director, Chairman & CEO	Title:	Vice President & Secretary